Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045 Telephone 847.735.4700 Facsimile 847.735.4750 www.brunswick.com

Release:	IMMEDIATE
Contact:	Daniel Kubera
Director – Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

BRUNSWICK BLUEWATER BRANDS
TO CEASE PRODUCTION AT NEWBERRY, S.C., FACILITY

LAKE FOREST, Ill., May 13, 2008 – Brunswick Corporation (NYSE: BC) announced today that it will cease production of its Bluewater Marine brands -- including Sea Pro, Sea Boss, Palmetto and Laguna -- with the upcoming 2009 model year, which commences July 1.  As a result of this action, Brunswick will close its production facility in Newberry, S.C., by the end of June.
“The U.S. marine industry has been in a prolonged slowdown since late 2005, driven by an uncertain economy, high fuel prices, the housing slump and other economic factors that have affected consumers’ confidence and eroded their discretionary spending,” explained Dustan E. McCoy, Brunswick chairman and chief executive officer.  “As a result, we are assessing the recovery potential for all marine segments in which we participate, their fragmented nature, the costs of our continued presence in certain of them, and the position of our brands.  Our work is ongoing and is focused on developing profitable brand positioning in all segments.  With this action, we believe we will solidify our presence in the highly fragmented saltwater segment by concentrating our efforts and leveraging our resources on such brands as Boston Whaler, Triton, Trophy, and our sportfishing offerings from Hatteras, Cabo and Albemarle, while sharpening our market focus and providing necessary cost reductions.”
Brunswick plans to cease production at the Newberry facility by the end of June 2008.  Approximately 175 positions will be affected by this action, and qualifying employees will receive assistance aimed at helping them transition to other employment.
“This market-driven action should not be viewed as a reflection on the performance of our employees,” McCoy added.  “As always, we will work hard with all affected–employees, dealers, suppliers, communities and consumers–to minimize the disruption that this decision may cause.”
As a result of these actions, the company said it will record a pretax charge of approximately $25 million to $30 million in the second quarter of 2008 to cover asset write-downs and other costs associated with the plant closure.  Of that total, approximately 75 percent of the charge is non-cash and the remainder is cash.  The company estimates that it will realize annualized pretax savings of approximately $9 million stemming from this decision.

Forward-Looking Statements
Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995.  These uncertainties include, but are not limited to, the execution of the restructuring plan, economic conditions and other risks described in the company’s 2007 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended March 29, 2008.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris, Hatteras, Kayot, Laguna, Lowe, Lund, Maxum, Meridian, Örnvik, Palmetto, Princecraft, Quicksilver, Rayglass, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Dynamo, Tornado and Valley pool tables, Air Hockey and foosball tables.  For more information, visit www.brunswick.com.